UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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GENERAL DYNAMICS CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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GENERAL DYNAMICS CORPORATION

11011 Sunset Hills Road

Reston, Virginia 201960

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 4, 2022

On March 24, 2022, General Dynamics Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was recently distributed in connection with the Company’s Annual Meeting of Shareholders scheduled for May 4, 2022. The Company is filing this supplement to the Proxy Statement solely to clarify and correct certain information relating to Robert K. Steel’s role with Perella Weinberg Partners and, relatedly, the number of his other public company directorships. Accordingly, in Mr. Steel’s biography on page 21, the final bullet point is hereby deleted and replaced in its entirety with the following:

“Mr. Steel currently serves as Vice Chairman of Perella Weinberg Partners and also as a director USHG Acquisition Corp. He served as a director of Cadence Bancorporation within the past five years.”

Relatedly, in the table “2022 Board of Director Nominees” on page 6, the row relating to Mr. Steel is hereby superseded in its entirety by the following:

		Director	Other Public	Committee Membership
Name and Primary Occupation	Independent	Since	Company Boards	AC	CC	FBPC	NCGC	SC

ROBERT K. STEEL Vice Chairman and Partner, Perella Weinberg Partners	✔	2021	2		✔	✔	✔	µ

This Supplement does not change or update any of the other disclosures contained in the Proxy Statement.

This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission and made available to the Company's shareholders on or about April 5, 2022. The Company's 2022 Proxy Statement and 2021 Annual Report are available at www.gd.com/2022proxy. Proxy materials also may be accessed at www.proxyvote.com.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Important Information

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 93 of the Proxy Statement for instructions on how to do so.